Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-14577, 333-65479, 333-41950, 333-90276, 333-102227, 333-135013, 333-144863, 333-144864, 333-152999, 333-153001, and 333-159581, on Form S-8 of our reports dated May 27, 2010, relating to the financial statements of Precision Castparts Corp., and the effectiveness of Precision Castparts Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Precision Castparts Corp. for the year ended March 28, 2010.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

May 27, 2010